                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                               SEI Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

SEI

Notice of Annual Meeting

                 of Shareholders to be held

                    May 16, 1995

                         SEI CORPORATION
                         680 East Swedesford Road
                         Wayne, Pennsylvania 19087

                         NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD MAY 16, 1995

                         The Annual Meeting of Shareholders of SEI
                         Corporation, a Pennsylvania business corporation, will be held at 4:00 p.m., local time, Tuesday, May 16, 1995, at Suite 201 of the Meadows Training Center, 487 Devon Park Drive, Wayne, Pennsylvania, 19087 for the following purposes:

                       1. To elect two directors for a term expiring at the
                          1998 Annual Meeting;

                       2. To ratify the selection of Arthur Andersen LLP as
                          the Company's auditors for 1995; and

                       3. To transact such other business as may properly come
                          before the Annual Meeting or any adjournments thereof.

                         Only shareholders of record at the close of business on April 5, 1995 will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

                         By order of the Board of Directors,

                         William M. Doran
                         Secretary
                         April 24, 1995

                         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         SEI CORPORATION
                         680 East Swedesford Road
                         Wayne, PA 19087

                         PROXY STATEMENT
                         1995 ANNUAL MEETING OF SHAREHOLDERS

                         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEI Corporation (the "Company") of proxies for use at the 1995 Annual Meeting of Shareholders of the Company to be held on May 16, 1995 (the "1995 Annual Meeting"), and at any adjournments thereof. Action will be taken at the meeting upon the election of two directors, ratification of the selection of Arthur Andersen LLP as the Company's auditors for 1995, and such other business as may properly come before the meeting and any adjournments thereof. This Proxy Statement, the accompanying proxy card, and the Company's Annual Report for 1994 will first be sent to the Company's shareholders on or about April 24, 1995.

                         VOTING AT THE MEETING

                         Only the holders of the Company's Common Stock, par value $.01 per share ("Shares"), of record at the close of business on April 5, 1995 are entitled to vote at the 1995 Annual Meeting. On that date there were 18,815,859 Shares outstanding and entitled to be voted at the meeting. Each holder of Shares entitled to vote will have the right to one vote for each Share standing in his or her name on the books of the Company. See "Ownership of Shares" for information regarding the ownership of Shares by directors, nominees, officers, and certain shareholders of the Company.
                            The Shares represented by each properly executed
                         proxy card will be voted in the manner specified by the shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to the Board of Directors of the nominees listed herein and FOR ratification of the selection of Arthur Andersen LLP as the Company's auditors for 1995. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.
                            Execution of the accompanying proxy card will not
                         affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted. Under the Pennsylvania Business Corporation Law, if a shareholder (including a nominee, broker, or other record owner) records the fact of abstention or fails to vote (including broker non-votes) either in person or by proxy, such action is not considered a vote cast and will have no effect on the election of directors or voting upon Proposal two.

        Proposal No. 1   ELECTION OF DIRECTORS

                         The Board of Directors of the Company currently consists of seven members and is divided into three classes, two classes each being comprised of two directors and one class being comprised of three directors. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal. Subject to shareholder approval at this meeting, two directors will be elected for the current class. This class will be elected at the 1995 Annual Meeting by a plurality of votes cast at the meeting.
                            Messrs. West and Doran, both of whom are current
                         members of the Board, have been nominated by the Board of Directors for election as directors at the 1995 Annual Meeting. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary. The nominees have consented to be named and to serve if elected. The Company does not know of anything that would preclude the nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend, or the number of directors to be elected at the 1995 Annual Meeting will be reduced accordingly.
                            The Board of Directors unanimously recommends that
                         the shareholders vote FOR the election of Messrs. West and Doran as directors at the 1995 Annual Meeting.
                            Set forth below is certain information concerning
                         Messrs. West and Doran and each of the five directors whose terms continue after the 1995 Annual Meeting.

                         Nominees for election at the 1995 Annual Meeting:

                         ALFRED P. WEST, JR., 52, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1968. From June 1979 until August 1990, Mr. West also served as the Company's President. He is a member of the Compensation Committee of the Board.

                         WILLIAM M. DORAN, 54, has been a director since March 1985 and is a member of the Compensation Committee of the Board. Mr. Doran is Secretary of the Company and since October 1976 has been a partner in the law firm of Morgan, Lewis & Bockius, Philadelphia, Pennsylvania. Mr. Doran is a trustee of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Index Funds, SEI International Trust, Insurance Investment Products Trust, FFB Lexicon Funds, The Arbor Fund, The Advisors' Inner Circle Fund, The PBHG Funds, Inc., Investor Funds, Inc., and The Marquis Funds, each of which is an investment company for which the Company's subsidiaries act as administrator and distributor.

                         Directors continuing in office with terms expiring in 1996:

                         DONALD C. CARROLL, 64, has been a director since November 1979 and is the Chairman of the Audit Committee of the Board. Dr. Carroll has been a financial consultant since 1986. From 1984 until November 1986, he was Chairman of CGW Data Services, Inc., a computer services company. From 1972 until 1985, Dr. Carroll was Professor of Management and

                         Decision Sciences of the Wharton School of the University of Pennsylvania, and from 1972 until 1983 he served as Dean of the Wharton School. Dr. Carroll is the Chairman of Schulco, Inc., a privately-held company, and is a member of the Board of Directors of Vestaur Securities, Inc., a publicly-held company.

                         HENRY H. PORTER, JR., 60, has been a director since September 1981 and is a member of the Audit and Compensation Committees of the Board. Since June 1980, Mr. Porter has been a private investor and financial consultant. Mr. Porter is a member of the Board of Directors of Caldwell & Orkin Funds, Inc., which is an investment company.

                         Directors continuing in office with terms expiring in 1997:

                         HENRY H. GREER, 57, has been a director since November 1979 and is a member of the Audit Committee of the Board. Mr. Greer has served as the Company's President and Chief Operating Officer since August 1990. From May 1989 until August 1990, Mr. Greer served as President of the Company's Benefit Services Division under a consulting arrangement. For the eleven-year period prior to August 1990, Mr. Greer was President of the Trident Capital Group, a venture capital firm.

                         RICHARD B. LIEB, 47, has been an Executive Vice President of the Company since October 1990. Mr. Lieb was President and Chief Executive Officer of the Company's Insurance Asset Services Division from March 1989 until October 1990. From 1986 to 1989, Mr. Lieb served in various executive positions with the Company.

                         CARMEN V. ROMEO, 51, has been an Executive Vice President of the Company since December 1985 and has been Treasurer, Chief Financial Officer, and a director since June 1979.

   Board and Committee   The Board of Directors of the Company held six
              Meetings   meetings in 1994. During the year, all directors
                         attended at least 75% of all meetings of the Board of Directors and of the committees on which they served.
                         Standing committees of the Board of Directors of the Company are the Audit

                         Committee and Compensation Committee. Members of the Audit Committee are Messrs. Carroll, Greer and Porter. Members of the Compensation Committee are Messrs. West, Doran and Porter.
                            During 1994, the Audit Committee met three times.
                         The principal functions of the Audit Committee are to review with management and the Company's independent public accountants the scope and results of the various audits conducted during the year; to discuss with management and the Company's independent public accountants the Company's annual financial statements; and to review fees paid to, and the scope of services provided by, the Company's independent public accountants.
                            During 1994, the Compensation Committee met four
                         times. The principal function of the Compensation Committee is to administer the Company's compensation programs, including its stock option plans and bonus and incentive plans. The Committee also reviews with management and approves the salaries of senior corporate officers and employment agreements between the Company and senior corporate officers.
                            The Board of Directors does not have a Nominating
                         Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's shareholders. All such recommendations should be submitted in writing to the Board at the Company's principal office.

                         OWNERSHIP OF SHARES

                         The following table contains information as of February 27, 1995 relating to the beneficial ownership of Shares by each of the nominees for election to, and members of, the Board of Directors, by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, by the nominees for election to, and members of, the Board of Directors and the Company's officers as a group, and by the holders of 5% or more of the total Shares outstanding. As of February 27, 1995, there were 18,771,992 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within the direct knowledge of the Company. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the Shares listed.

                                                                        PERCENT
                NAME OF INDIVIDUAL                          NUMBER OF        OF
                OR IDENTITY OF GROUP                     SHARES OWNED CLASS (1)
                ---------------------------------------------------------------
                Alfred P. West, Jr.(2)..................  5,588,349     28.2%
                Donald C. Carroll(3)....................    171,984        *
                William M. Doran(3) (4).................    816,320      4.1%
                Henry H. Porter, Jr.(3).................     50,000        *
                Henry H. Greer(3).......................    346,154      1.7%
                Carmen V. Romeo(3) (5)..................    444,930      2.2%
                Richard B. Lieb(3)......................    232,000      1.2%
                Edward D. Loughlin(3)...................     78,138        *
                All executive officers and directors as
                 a group (12 persons)(6)................  7,940,107     40.0%
                GeoCapital Corporation(7)...............  1,306,200      6.6%
                Thomas W. Smith(8)......................  1,779,400      9.0%
                Edward J. McAree(8).....................  1,384,000      7.0%
                Thomas N. Tryforos(8)...................  1,389,044      7.0%
                T. Rowe Price Associates, Inc.(9).......  1,311,500      6.6%
                ---------------------------------------------------------------

                      (1) Asterisk indicates less than 1%.
                      (2) Includes an aggregate of 4,000 Shares held by Mr.
                          West's wife and 816,554 Shares held in trusts for the benefit of Mr. West's children, of which Mr. West's wife is a trustee or co-trustee. Mr. West disclaims beneficial ownership of the Shares held in trust. Mr. West's address is c/o SEI Corporation, 680 East Swedesford Road, Wayne, PA 19087.
                      (3) Includes, with respect to Messrs. Carroll, Doran,
                          Porter, Greer, Romeo, Lieb, and Loughlin, 40,000, 46,000, 40,000, 320,750, 106,250, 232,000, and
                          74,000 Shares, respectively, which may be acquired upon exercise of stock options exercisable on or before April 28, 1995.
                      (4) Includes an aggregate of 699,000 Shares held in
                          trust for the benefit of Mr. West's children, of which Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in trust.
                      (5) Includes an aggregate of 5,500 Shares held in
                          custodianship for the benefit of Mr. Romeo's minor children, of which Mr. Romeo's brother is a custodian. Mr. Romeo disclaims beneficial ownership of the Shares held in custodianship.
                   (6) Includes 1,066,250 Shares which may be acquired upon
                       the exercise of stock options exercisable on or before April 28, 1995.
                   (7) Based upon a Schedule 13G filing with the SEC dated
                       February 9, 1995. GeoCapital Corporation
                       ("GeoCapital") has no voting power and sole dispositive power with respect to these Shares which are owned beneficially by GeoCapital on behalf of its advisory clients. By virtue of their ownership interest in GeoCapital, Irwin Lieber and Barry R. Fingerhut may be deemed to be indirect beneficial owners of these Shares, although such individuals have disclaimed such ownership. GeoCapital's address and the address of each of Messrs. Lieber and Fingerhut is 767 Fifth Avenue, New York, NY 10153.
                   (8) Based upon a Schedule 13D filing with the SEC dated
                       July 31, 1992, as amended on August 26, 1992, and May 13, 1993. Messrs. Smith, McAree and Tryforos share voting and investment power with respect to 1,382,000 Shares in their capacities as general partners to private investment limited partnerships. Mr. Smith is the beneficial owner of an additional 197,400 Shares in his capacity as investment manager to certain advisory clients. In addition, Messrs. Smith, McAree, and Tryforos own 200,000, 2,000, and 7,044 Shares, respectively, for their own accounts. The address of Messrs. Smith, McAree, and Tryforos is 323 Railroad Avenue, Greenwich, CT 06830.
                   (9) Based upon a Schedule 13G filing with the SEC dated
                       February 14, 1995. These Shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such Shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such Shares.

                         EXECUTIVE COMPENSATION

                         The Summary Compensation Table set forth below includes individual compensation information on the Company's Chief Executive Officer and the Company's four other most highly paid executive officers for services rendered in all capacities for the years ended December 31, 1994, 1993 and 1992.

SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                            ANNUAL COMPENSATION             COMPENSATION AWARDS
                                   ---------------------------------------- -------------------
                                                               OTHER ANNUAL     SECURITIES       ALL OTHER
                                   FISCAL  SALARY   BONUS      COMPENSATION     UNDERLYING      COMPENSATION
NAME & PRINCIPAL POSITION           YEAR  ($) (1)  ($) (2)       ($) (3)       OPTIONS/SAR'S      ($) (4)
- - ------------------------------------------------------------------------------------------------------------
Alfred P. West, Jr...............   1994  $310,000 $240,000        -0-                -0-          $3,600
 Chairman of the Board  and         1993  $310,000 $200,000        -0-                -0-          $5,396
 Chief Executive Officer            1992  $310,000      -0-        -0-                -0-          $4,364

Henry H. Greer...................   1994  $285,000 $215,000        -0-             15,000          $3,600
 Director, President and Chief      1993  $285,000 $190,000        -0-             15,000          $5,396
 Operating Officer                  1992  $285,000      -0-        -0-             14,000          $4,364

Richard B. Lieb..................   1994  $260,000 $150,000        -0-             20,000          $3,600
 Executive Vice President           1993  $248,846 $175,000        -0-             20,000          $5,396
                                    1992  $231,000      -0-        -0-              8,000          $4,364

Edward D. Loughlin...............   1994  $250,000 $150,000        -0-             10,000          $3,600
 Executive Vice President           1993  $240,384 $134,808(5)     -0-            110,000          $5,396
                                    1992  $150,000 $ 50,000(5)     -0-             10,000          $4,364

Carmen V. Romeo..................   1994  $215,252 $185,000        -0-             15,000          $3,600
 Director, Executive Vice           1993  $215,252 $130,000        -0-             15,000          $5,396
  President, Treasurer, and         1992  $215,252      -0-        -0-             10,000          $4,364
  Chief Financial Officer
- - ------------------------------------------------------------------------------------------------------------

(1) Compensation deferred at the election of the executive, pursuant to the Company's Capital Accumulation Plan ("CAP"), is included in the year earned.
(2) Cash bonuses for services rendered during 1994, 1993 and 1992 have been listed in the year earned, but were actually paid in the following fiscal year.
(3) The table does not include the discount that the executive received when he purchased Shares of Common Stock pursuant to the Company's Employee Stock Purchase Plan, which permits all employees of the Company who satisfy certain length of service requirements to purchase Shares of Common Stock at 85% of fair market value.
(4) The stated amounts are Company matching contributions to the CAP.
(5) Includes amounts paid to Mr. Loughlin as sales compensation. Mr. Loughlin served in a sales role during part of 1993 and 1992.

                            The Company has an employment agreement with Mr.
                         West (which renews annually in May) pursuant to which he is entitled to a certain minimum base salary, a bonus based on the performance of the Company, and certain retirement benefits. The Company also has an employment agreement with Mr. Richard B. Lieb, Executive Vice President of the Company. Mr. Lieb's employment agreement is for a one-year term and renews annually in July of each year unless terminated prior thereto by either Mr. Lieb or the Company. In the event that the Company terminates his employment agreement without cause, Mr. Lieb is entitled to one year's severance pay. Mr. Lieb's employment agreement provides for a certain minimum base salary and participation in management bonus programs. Mr. Lieb received a base salary of $260,000 in 1994.
                            The Securities and Exchange Commission's proxy
                         rules also require disclosure of the range of potential realizable values from stock options granted during the fiscal year ended December 31, 1994, at assumed rates of stock price appreciation through the expiration date of the options, and the value realized from the exercise of options during the fiscal year ended December 31, 1994.

                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                         --------------------------------------------------------------
                                           NUMBER OF
                                          SECURITIES    % OF TOTAL
                                          UNDERLYING   OPTIONS/SAR'S EXERCISE OR
                                         OPTIONS/SAR'S  GRANTED TO   BASE PRICE             GRANT DATE
                                            GRANTED    EMPLOYEES IN   PER SHARE  EXPIRATION   PRESENT
                NAME                        (#) (1)     FISCAL YEAR    ($/SH)       DATE    VALUE($)(2)
                ---------------------------------------------------------------------------------------
                Alfred P. West, Jr......       -0-          --            --           --   $      0.00
                Henry H. Greer..........    15,000          2.7        $18.25     12/13/04  $151,650.00
                Richard B. Lieb.........    20,000          3.5        $18.25     12/13/04  $202,200.00
                Edward D. Loughlin......    10,000          1.8        $18.25     12/13/04  $101,100.00
                Carmen V. Romeo.........    15,000          2.7        $18.25     12/13/04  $151,650.00
                ---------------------------------------------------------------------------------------

                      (1) All options granted to the named executive officers
                          were non-qualified options granted on December 13, 1994, at an exercise price equal to the fair market value on such date. All options become exercisable in four equal annual installments beginning one year from the date of option grant.

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

                         (2)Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date of exercise; therefore, there is no assurance that the value actually received by an executive officer will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on arbitrary assumptions as to variables such as interest rates, stock price, volatility, and future dividend yield. The key assumptions used in the Black-Scholes model valuation of the options are (i) an annual dividend yield of .46%, (ii) a risk free rate of return of 7.70%, (iii) a beta coefficient of 36.62%, (iv) an exercise date of 10 years from the date of grant, and (v) no reduction in values to reflect non-transferability and other restrictions on the options. These assumptions are not a forecast of future dividend yield or stock price performance or volatility.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

                                                      NUMBER OF
                                                SECURITIES UNDERLYING
                                                     UNEXERCISED           VALUE OF UNEXERCISED,
                                                    OPTIONS/SAR'S              IN-THE-MONEY
                           SHARES                  HELD AT FISCAL            OPTIONS AT FISCAL
                         ACQUIRED ON  VALUE         YEAR END (#)             YEAR END ($) (1)
                          EXERCISE   REALIZED ------------------------- ---------------------------
NAME                         (#)       ($)    EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- - ---------------------------------------------------------------------------------------------------
Alfred P. West, Jr......     -0-      $0.00         -0-          -0-    $        0.00  $     0.00
Henry H. Greer..........     -0-      $0.00     320,750       43,250    $2,140,375.00  $75,375.00
Richard B. Lieb.........     -0-      $0.00     232,000       44,000    $2,399,125.00  $38,875.00
Edward D. Loughlin......     -0-      $0.00      71,500      102,500    $  324,375.00  $46,250.00
Carmen V. Romeo.........     -0-      $0.00     103,750       36,250    $  925,000.00  $46,250.00
- - ---------------------------------------------------------------------------------------------------

(1)Represents the difference between the closing price of the Company's Common Stock at December 31, 1994, and the exercise price of the option.

 Director Compensation   Each director who is not an employee of the Company
                         receives $1,800 per meeting attended and an annual retainer of $10,800. The chairman of the Audit
                         Committee and the chairman of the Compensation
                         Committee each receive an additional annual fee of $2,400.

                            Under the Company's Stock Option Plan for Non-
                         Employee Directors (the "Directors' Option Plan"), which was approved by the shareholders at the 1988 Annual Meeting, each director not employed by the Company is awarded an option on the last business day of each year to purchase 4,000 Shares. These options have an exercise price equal to the fair market value of the Shares as of the date of grant and a ten-year term. The options become exercisable in four equal annual installments beginning one year from the date of option grant. Options generally terminate 30 days after the optionee ceases to be a non-employee director of the Company, except that this period is extended to one year in the event such termination was due to the director's death, disability, or employment by the Company.
                            In 1994, Messrs. Carroll, Doran and Porter, the
                         Company's non-employee directors, each received options under the Directors' Option Plan to purchase 4,000 Shares at an exercise price of $17.25 per share.

          Compensation   The Company's executive compensation philosophy
   Committee Report on   (which is intended to apply to all members of senior
             Executive   management, including the Chief Executive Officer and
          Compensation   the President and Chief Operating Officer), as
                         implemented by the Compensation Committee, is to provide a compensation program which results in competitive levels of compensation while providing incentives for management to attain the Company's annual goals and longer term objectives. The compensation is primarily in the form of base salary, incentive bonuses and stock options. The compensation program includes annual financial goals as well as group and individualized non-financial goals which are expected to have future financial benefits to the Company. The program is reviewed each year and adjusted at the beginning of the year to reflect the financial and non-financial goals for that year. The Company believes that this compensation approach has enabled it to attract and retain highly qualified personnel who support and implement the Company's goals.
                            The discussion below describes the Compensation
                         Committee's compensation process for senior management during 1994 and its current strategies for compensation.

                         Base Salaries

                         The Compensation Committee seeks to set base salaries for senior management at levels that are competitive with salaries paid to management with comparable qualifications, experience, and responsibilities at companies of comparable size engaged in the same or similar businesses as the Company. Several years ago, the Company retained an independent compensation consultant to provide competitive compensation information which was used by the Compensation Committee in reviewing base salaries and total compensation for senior management. Based upon this information, the Company believes the base salaries for senior management were then set at or near the median of competitive base salaries. The base salary for each executive officer, including the Chief Executive Officer and the President and Chief Operating Officer, is reviewed annually. In 1992, 1993 and 1994, senior management base salaries were not increased except in connection with promotions or increased responsibilities of certain individuals. Although the Compensation Committee may adjust base salaries based on its assessment of the person's past performance, competitive salaries, and its expectation as to his or her future contributions in leading the Company and its businesses, the Committee expects base salary increases to be minimized in the future with more compensation tied to performance objectives. Base salaries, however, may be adjusted if an officer is promoted to a higher level management position or is given increased responsibilities.

                         Incentive Bonuses

                         During the first quarter of each year, the Compensation Committee reviews target goals of profitability and revenue growth for the Company which are developed by the Chief Executive Officer, the President and Chief Operating Officer, and senior management of the Company. The Compensation Committee uses these to set threshold and target goals of profitability and revenue growth for purposes of the incentive compensation plan for the year. Goals are established at the corporate level and also at market unit levels. Bonus pools for achieving targets are established for market units and for senior management (including the Chief Executive Officer and the President and Chief Operating Officer). These target bonus pools will be prorated if the target goals are exceeded or if they are not met, provided that the threshold goals are met. In addition, the size of the final bonus pools may be adjusted for non-financial achievements, changes in the market units or other organizational changes during the year. During December of each year, the Compensation Committee reviews the Company's actual performance as compared to the threshold and target goals and determines the total amount of bonuses for the year and the specific bonuses to be paid to the Chief Executive Officer, the President and Chief Operating Officer and senior management. The amount of the bonus paid to each member of senior management (other than the Chief Executive Officer and the President and Chief Operating Officer) is based upon recommendations from the Chief Executive Officer and the President and Chief Operating Officer and reflects, in addition to overall Company performance, the performance of his or her unit, and any individual achievements during the year as well as internal and external client evaluations. The amount of the bonuses paid to the Chief Executive Officer and the President and Chief Operating Officer of the Company is determined by the Compensation Committee based upon the Company's achievement of profitability and revenue growth goals and the achievement of strategic organizational goals.
                            For 1994, the Company exceeded its threshold goals
                         but did not meet its target profitability and revenue growth goals established by the Compensation Committee. At the same time, the Company achieved a number of strategic objectives, including an organizational restructuring designed to enhance the Company's focus and strategic direction. Based on the foregoing and after making certain adjustments for non-financial goals achieved and certain individual achievements, the Compensation Committee approved final bonus pools for 1994 which totalled approximately 80% of the target bonus pools.

                         Stock Options

                         Prior to 1992, the philosophy of the Company, through the Compensation Committee, was to grant stock options to senior management as an additional form of compensation for services rendered. In accordance with this philosophy, senior management normally would receive option grants each year. The Compensation Committee is reviewing the appropriateness of that philosophy and ways to promote long-term ownership of the Company's Common Stock by senior management. The Company believes that ownership will strengthen the alignment of management's incentives to the long-term goals of the Company and its shareholders. In an attempt to move toward strengthening the long-term focus of stock option grants, the Company may establish programs which assist with retention of stock acquired through exercise of options. The Compensation Committee also is considering the total number of options which might be appropriate for certain positions or levels of responsibility. Once such levels are determined, only extraordinary individual performance or other peculiar circumstances would result in additional grants of options in excess of such levels unless the employee was promoted to a higher level management position or was given increased responsibilities. Thus, certain members of senior management would ultimately receive intermittent option grants instead of annual grants. In addition, the Chief Executive Officer, who is the founder and a controlling shareholder of the Company, has not received any option grants from the Company during the past three years.
                            During 1994, the Compensation Committee awarded
                         non-qualified stock options for an aggregate of 564,500 Shares to 94 management level employees (including the named officers). The exercise price of these options was the fair market value of the Common Stock on the date of grant. As with prior grants, these stock options have a ten-year term and vest in four equal annual installments measured from the date of option grant.

                            This report of the Compensation Committee shall
                         not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                            COMPENSATION COMMITTEE

                                  Alfred P. West, Jr.
                                  William M. Doran
                                  Henry H. Porter, Jr.

          Compensation   Members of the Company's Compensation Committee are
             Committee   Messrs. West, Doran and Porter. Mr. West is the Chief
        Interlocks and   Executive Officer of the Company. Mr. Doran is a
 Insider Participation   partner in the law firm of Morgan, Lewis & Bockius,
                         which performed services for the Company during the year ended December 31, 1994. The Company proposes to retain the services of such firm in 1995.

                         STOCK PRICE PERFORMANCE GRAPH

                         The Stock Price Performance Graph below compares the yearly percentage change in the cumulative total return (based upon changes in share prices) of the Company's Common Stock against the NASDAQ National Market System ("NASDAQ Market Index") and a peer industry group that consists of software, data processing companies (40%) and financial, fund management companies (60%). The percentage allocation for each industry group is based on the percentage of the Company's revenue attributable to each line of business during the fiscal year ended December 31, 1994. The graph assumes a $100 investment on January 1, 1990 and the reinvestment of all dividends.


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
           AMONG SEI CORPORATION, PEER GROUP AND NASDAQ MARKET INDEX

                                                        NASDAQ
Measurement period             SEI         PEER         MARKET
(Fiscal Year Covered)      CORPORATION     GROUP        INDEX
- - ---------------------      -----------    --------     --------
Measurement PT -
12/31/89                     $    100     $    100     $    100

FYE 12/31/90                 $ 124.54     $   97.4     $  81.12
FYE 12/31/91                 $ 147.95     $ 149.11     $ 104.14
FYE 12/31/92                 $ 181.69     $ 161.33     $ 105.16
FYE 12/31/93                 $ 302.33     $  195.2     $ 126.14
FYE 12/31/94                 $ 200.47     $ 209.03     $ 132.44

                            The Stock Price Performance Graph shall not be
                         deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        Proposal No. 2   RATIFICATION OF SELECTION OF AUDITORS

                         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to be the Company's auditors for 1995. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Shares of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Arthur Andersen LLP are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
                            The affirmative vote of a majority of the votes
                         cast at the Annual Meeting by the holders of the outstanding Shares is required for the ratification of this selection. The Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal.

                         SECTION 16(A) REPORTING

                         Each director and officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the "Act") is required by Section 16(a) of the Act to report to the Securities and Exchange Commission by a specified date his or her transactions in the Company's securities. Based on a review of documents filed with the Securities and Exchange Commission, it has been determined that the annual Form 5 for Mr. Henry Greer was filed two days late.

                         OTHER MATTERS

                         As of the date of this Proxy Statement, management knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote on such business in accordance with their best judgment.

                         SOLICITATION OF PROXIES

                         The accompanying proxy card is solicited on behalf of the Board of Directors of the Company. Following the original mailing of the proxy materials, proxies may be solicited personally by officers and employees of the Company, who will not receive additional compensation for these services. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of Shares.

                         PROPOSALS OF SHAREHOLDERS

                         Proposals which shareholders intend to present at the next Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal offices (680 East Swedesford Road, Wayne, Pennsylvania 19087) no later than December 16, 1995.

                         ADDITIONAL INFORMATION

                         The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1994 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Such written requests should be directed to Murray A. Louis, Vice President, at the Company's principal offices.

SEI Corporation 680 East Swedesford Road Wayne, PA 14087

PROXY                           SEI CORPORATION                          PROXY

          This proxy is solicited on behalf of the Board of Directors

  The undersigned shareholder of SEI Corporation (the "Company") hereby appoints Kevin P. Robins and Edward T. Haslam, or either of them (with full power to act alone in the absence of the other and with full power of substitution in each), the proxy or proxies of the undersigned, and hereby authorizes both of them to represent and to vote as designated below, all Shares of Common Stock of SEI Corporation held of record by the undersigned at the close of business on April 5, 1995, at the Annual Meeting of Shareholders to be held on May 16, 1995, and at any adjournments thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[X] Please mark your
    votes as in this
    example.

(Instructions: To withhold authority to vote for any individual nominee, strike such nominee's name from the list of nominees.)


                 FOR ALL    WITHHOLD ALL     Nominees: Alfred P. West, Jr.
1. Election of    [ ]           [ ]                    William M. Doran
   Directors

FOR, except vote withheld from the following nominee(s):

- - --------------------------------------------------

                                          FOR      AGAINST     ABSTAIN
2. Ratification of the selection of       [ ]        [ ]         [ ]
   Arthur Andersen LLP as the Company's
   auditors for 1995:

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

  This proxy, when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

CHECK HERE FOR ADDRESS CHANGE      [ ]

CHECK HERE IF YOU PLAN TO ATTEND   [ ]
THE MEETING

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.


SIGNATURE(S) ____________________________________ DATE _______________________

Note: Please sign exactly as name appears hereon. When Shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.